AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 5,
2001


                          REGISTRATION NO. 33-____________


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                       ____________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              Under
                    THE SECURITIES ACT OF 1933

                       ____________________


                  ICEBERG CORPORATION OF AMERICA
      (Exact Name of Registrant as Specified in Its Charter)


Nevada                                                 95-4763671
(State of Incorporation or Organization)     (Identification No.)


                          P.O. Box 8251
             St. John's, Newfoundland, Canada A1B 3N4
   (Address of Principal Executive Offices, Including Zip Code)
                       ____________________
                          (709) 739-5731
                    Issuer's Telephone Number


               Stock Grants Pursuant to Resolutions
                    of the Board of Directors

                       ____________________


                              CALCULATION OF REGISTRATION FEE

Title of Securities      Amount to be  Proposed Maximum     Proposed Maximum    Amount of
to be Registered         Registered    Offering Price per   Aggregate Offering  Registration
                                       Share (1)            Price               Fee
------------------------------------------------------------------------------------------

Common Stock from             780,000        $ 0.625          $ 487,500          $ 121.88
Option Exercise (2)

Common Stock from             400,000        $ 0.24           $  96,000          $  24.00
Option Exercise (2)

TOTAL REGISTRATION FEE      1,180,000        $ 0.494          $ 583,500          $ 145.88


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price as reported on the Over-the-Counter Bulletin Board as of January 31, 2001

(2)     Represents shares of Common Stock issued directly to consultants and employees of the Company and shares of Common Stock which would result from the exercise of the option rights granted to each of the individual Shareholders.  Please refer to the Selling
Shareholders section of this document.



                          EXPLANATORY NOTE

     ICEBERG CORPORATION OF AMERICA ("Iceberg") has prepared this
Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act").




                               PART I

        INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1  PLAN INFORMATION

The shares of common stock, $0.0001 par value per share, of ICEBERG CORPORATION OF AMERICA ("Iceberg " or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans for consulting and employment services that the Selling Shareholders provided to Iceberg .

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Iceberg will not receive proceeds from the sale of any of the Shares. Iceberg is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Iceberg's common stock is currently traded on the OTCBB under the symbol "ICBG".

                                                                                       % of Shares
                   Number of Shares         Number of Shares                        Owned by
SELLING               Shares Owned             Registered by         Number of Shares  Shareholder
SHAREHOLDERS          Before Sale              Prospectus            Owned After Sale  After Sale
-----------------     ------------------       ----------------      ----------------  -----------

Charles Jarvie                0                  140,000 (1)              140,000         1.17%

Gerald Josephson          5,000                  140,000 (1)              145,000         1.21%

A W (Tony) Wainwright         0                   70,000 (2)               70,000         0.58%

Paul Benson             465,958                  450,000 (3)              915,958         7.65%

Lewis Stoyles           194,018                   80,000 (4)              274,018         2.29%

John C. Kleinert      1,969,226                  150,000 (5)            2,119,226        17.69%

Steve Daw                     0                   20,000 (5)               20,000         0.17%

Vern Matheson                 0                   20,000 (5)               20,000         0.17%

Paul Molloy                   0                    5,000 (5)                5,000         0.04%

Carol Myrick                  0                    5,000 (5)                5,000         0.04%

Ron Stamp               630,860                   50,000 (5)              680,860         5.68%

Maurice Murphy          669,140                   50,000 (5)              719,140         6.00%

      Totals          3,934,202                1,180,000                5,114,202        42.69%


(1)  Of the total number of securities listed, 65,000 are in the form of options to acquire common stock, with an exercise price of $0.625 per share and an exercise period of 10 years and 75,000 are in the form of options to acquire common stock, with an exercise price of $0.24 and an exercise period of 10 years.

(2) This number represents securities which are in the form of option to acquire common stock, with an exercise price of $0.24 per share and an exercise period of 10 years.

(3) Of the total number of securities listed, 300,000 are in the form of options to acquire common stock, with an exercise price of $0.625 per share and an exercise period of 10 years and 150,000 are in the form of options to acquire common stock, with an exercise price of $0.24 and an exercise period of 10 years.

(4) Of the total number of securities listed, 50,000 are in the form of options to acquire common stock, with an exercise price of $0.625 per share and an exercise period of 10 years and 30,000 are in the form of options to acquire common stock, with an exercise price of $0.24 and an exercise period of 10 years.

(5) This number represents securities which are in the form of option to acquire common stock, with an exercise price of $0.625 per share and an exercise period of 10 years.

(6) The number of shares outstanding for calculation purposes includes the imputed number of shares that would be issued were all Icecap Equities holders to convert their shares.

ITEM 2.  Registrant Information and Employee Plan Annual
Information

Iceberg will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the "1933 Act"). Iceberg does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.


                             PART II

       INFORMATION  REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

(a) (i) The Registrant's Current Report on Form 10-QSB filed with the SEC on February 20, 2001, the Definitive Information Statement (14C) filed January 26, 2001 and Form 10-KSB, filed with the SEC on October 16, 2000 for the period ending June 30, 2000.

    (ii)  The Registrant's Form 10-SB, as amended, filed March
          20, 2000.

   (iii) All other reports and documents subsequently filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.


ITEM 4.  DESCRIPTION OF SECURITIES.

The Registrant is registering the common shares of stock that would result from an exercise of options granted to each of the shareholders, but not the options themselves. These options give the holder thereof the right to acquire a share of stock, at a purchase price of $.0625 and $0.24 per share, respectively, for a period of ten years from the date of issuance of the option, which ranged from April 10, 2000 to February 12, 2001.


ITEM  5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Dieterich &
Associates.

The financial statements and the related financial statement schedules incorporated in this Registration Statements by reference from the Company's Form 10-KSB for the year ended June 30, 2000, for the six months ended June 30, 1999, for the year ended December 31, 1998 , and for the period from July 22, 1996 (inception) to June 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnity had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

  The Shares were issued for advisory services rendered.
These sales were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM 8. EXHIBITS

 3.1 Articles of Incorporation of the Registrant, as amended (incorporated by reference).

 3.2        Bylaws of the Registrant (incorporated by reference).

 5.1        Opinion of Dieterich & Associates, counsel to the
            Registrant, regarding legality of securities being registered.

23.1        Consent of Dieterich & Associates (included in Exhibit
            5.1).

23.2        Consent of Deloitte Touche, independent auditors.


ITEM 9.     UNDERTAKINGS.

     (a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                            SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. John's, Newfoundland, on March 5, 2001.




                       ICEBERG CORPORATION OF AMERICA

                                /s/ Paul Benson
                           By: Paul Benson
                           Its: President and Director

Date:  March 5, 2001


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Paul Benson            Dated: March 5, 2001
Paul Benson,
President and Director

/s/ Lewis Stoyles               Dated: March 5, 2001
Lewis Stoyles,
Vice President and Director

/s/ John Kleinert             Dated: March 5, 2001
John Kleinert,
Director

Exhibit 5.1
                       Document is copied.
                DIETERICH & ASSOCIATES LETTERHEAD


March 5, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

   RE:   ICEBERG CORPORATION

Ladies and Gentlemen:

  This office represents ICEBERG CORPORATION OF AMERICA, a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 530,000 shares of the Registrant's Common Stock issued to certain individuals for employment and consulting services (the "Shares").

  In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

  Based upon the foregoing, it is our opinion that the Registered
Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

  We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as
Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                                   Very  truly  yours,


                                 /S/ Dieterich & Associates
                                 Dieterich  &  Associates

Exhibit 23.1

  Included within Exhibit 5.1 (Opinion of Counsel)

Exhibit 23.2



               INDEPENDENT AUDITORS' CONSENT






We consent to the incorporation by reference in this Registration Statement of Iceberg Corporation of America on Form S-8 of our report dated September 8, 2000, appearing in Form 10-KSB of Iceberg Corporation of America for the year ended June 30, 2000, six months ended June 30, 1999, for the year ended December 31, 1998, and for the period from July 22, 1996 (inception) to June 30, 2000 and to the reference to us under the heading "Experts" in the Form 10-KSB, which is part of this Registration Statement.


St. John's, Newfoundland, Canada
DELOITTE & TOUCHE LLP
February 28, 2001

                 Document is copied.